UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 11, 2008

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AE BIOFUELS, INC.

(Exact name of registrant as specified in its charter)

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Nevada	000-51354	26-1407544
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 213-0940

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Change in Certain Officers.

The Board of Directors (the “Board”) of AE Biofuels, Inc. has appointed Sanjeev Gupta to the position of Managing Director of the Company’s wholly-owned Indian biodiesel subsidiary, Universal Biofuels Private, Ltd. (“UBPL”).  Mr. Gupta was also appointed Chairman and President of UBPL.   The UBPL subsidiary owns and operates the Company’s 50 million gallon per year capacity biodiesel plant in Kakinada, India.  The UBPL subsidiary currently employs approximately thirty people and is headquartered in Hyderabad, India.

Mr. Gupta has served as an executive with AE Biofuels’ marketing subsidiary Biofuels Marketing, Inc. since 2007 and has managed the completion of construction of the Kakinada facility.  Previously, Mr. Gupta was the president of a $250 million revenues global specialized chemicals company and a manager with Nabisco in India.

In addition, effective November 11, 2008, the position of Chief Operating Officer has been eliminated.  As a result, Mr. Parkash Ahuja is pursuing other opportunities outside the Company.  The Company has agreed to pay Mr. Ahuja severance benefits for three months in accordance with his Executive Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2008

AE BIOFUELS, INC.

By:	/s/ ERIC A. MCAFEE
Eric A. McAfee Chief Executive Officer